EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             Nine months ended September 30,
                                                  1998             1997
                                                  ----             ----

Net loss                                     $(25,520,437)    $(24,923,405)
Interest expense                                  847,398           56,910
Amortization of debt costs                        702,156               --
Income tax                                             --               --

                                             ------------     ------------
Loss before fixed charges                     (23,970,883)     (24,866,495)

Fixed charges                                   1,549,554           56,910

Ratio of net loss before fixed charges to
  fixed charges                                     (15.5)          (436.9)

Deficiency of earnings to cover fixed
  charges                                    $(25,520,437)    $(24,923,405)